Exhibit 10(xi)

Schedule of Director Compensation


The directors of the Company and the Bank other than the Chairman of the Board are compensated for their services in the amount of $750 per board meeting held. All directors, other than inside directors, also receive a fee of $450 for each committee meeting held. The Chair of the Audit Committee receives a fee of $1,800 for each Audit Committee meeting held. All other committee chairpersons receive $600 for each committee meeting held. The Chairman of the Board of Directors receives an annual fee of $36,000 and does not receive any additional compensation for meetings attended.

Directors may defer receipt of fees into a grantor trust established by the Company. Amounts which are deferred are invested in various mutual funds at the participant's direction.